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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Alliance Data Systems Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALLIANCE DATA SYSTEMS CORPORATION
17655 Waterview Parkway
Dallas, Texas 75252
(972) 348-5100

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 8, 2004

To the Stockholders of Alliance Data Systems Corporation:

        We will hold the 2004 annual meeting of our stockholders at our corporate headquarters, 17655 Waterview Parkway, Dallas, Texas 75252 on Tuesday, June 8, 2004 at 9:00 a.m. (CDT), for the following purposes:

  (1)
  the election of three class I directors; and

  (2)
  the transaction of such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

        Stockholders of record as of April 14, 2004 are the only stockholders entitled to vote at the meeting and any adjournments or postponements thereof. You are cordially invited to attend the meeting, but whether or not you expect to attend in person, we urge you to mark, date and sign the enclosed proxy and return it in the enclosed prepaid envelope, or you may also grant your proxy to vote your shares by telephone or through the Internet by following the instructions included on the proxy card. If you have previously submitted a proxy and attend the annual meeting in person, you may revoke the proxy and vote in person on all matters submitted at the annual meeting.

        Enclosed for your information is our Annual Report on Form 10-K for the year ended December 31, 2003.

                      By Order of the Board of Directors

                      Alan M. Utay
                      Corporate Secretary

April 29, 2004
Dallas, Texas

ALLIANCE DATA SYSTEMS CORPORATION
17655 Waterview Parkway
Dallas, Texas 75252

PROXY STATEMENT
2004 Annual Meeting of Stockholders
To be Held on June 8, 2004

        The board of directors of Alliance Data Systems Corporation is soliciting your proxy to vote at the 2004 annual meeting of stockholders to be held on June 8, 2004 at 9:00 a.m. (CDT) and any adjournments or postponements of that meeting. The meeting will be held at our corporate headquarters, 17655 Waterview Parkway, Dallas, Texas 75252.

        This proxy statement and the accompanying proxy card, notice of meeting, and annual report to our stockholders were first mailed on or about April 29, 2004 to all stockholders of record as of April 14, 2004. Our only voting securities are shares of our common stock of which there were 80,057,891 shares outstanding as of April 14, 2004. We will have a list of stockholders available for inspection for at least ten days prior to the annual meeting at our principal executive offices at 17655 Waterview Parkway, Dallas, Texas 75252 and at the annual meeting.

        We are including our annual report to our stockholders, which contains our annual report on Form 10-K for the year ended December 31, 2003, with this proxy statement.

Questions and Answers About the Proxy Process

What is the purpose of holding this meeting?

        We are holding the 2004 annual meeting of stockholders to elect three class I directors. The director nominees have been recommended by our nominating/corporate governance committee to our board of directors and our board of directors has nominated the three nominees. If any other matters requiring a stockholder vote properly come before the meeting, those stockholders present at the meeting and the proxies who have been appointed by our stockholders will vote as they think appropriate.

How does the proxy process and stockholder voting operate?

        The proxy process is the means by which corporate stockholders can exercise their rights to vote for the election of directors and other strategic corporate proposals. The notice of meeting and this proxy statement provide notice of a scheduled stockholder meeting, describe the directors presented for election and include information required to be disclosed to stockholders. The accompanying proxy card provides stockholders with a simple means to vote without having to attend the stockholder meeting in person.

        By executing the proxy card, you authorize Edward J. Heffernan and Michael D. Kubic to act as your proxies to vote your shares in the manner that you specify. The proxy voting mechanism is vitally important to us. In order for us to obtain the necessary stockholder approval of proposals, a "quorum" of stockholders (a majority of the issued and outstanding shares as of the record date entitled to vote) must be represented at the meeting in person or by proxy. Since few stockholders can spend the time or money to attend stockholder meetings in person, voting by proxy is necessary to obtain a quorum and complete the stockholder vote. It is important that you attend the meeting in person or grant a proxy to vote your shares to assure a quorum is obtained so corporate business can be transacted. If a quorum is not obtained, we must postpone the meeting and solicit additional proxies; this is an expensive and time-consuming process that is not in the best interest of our company or its stockholders.

Why did I receive these materials?

        All of our stockholders as of the close of business on April 14, 2004, the record date, are entitled to vote at our 2004 annual meeting. We are required by law to distribute these proxy materials to all our stockholders as of the record date.

What does it mean if I receive more than one set of materials?

        This means your ownership of shares is registered under different names. For example, you may own some shares directly as a "registered holder" and other shares through a broker, or you may own shares through more than one broker. In these situations you will receive multiple sets of proxy materials. It is necessary for you to attend in person or indicate your vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards you receive in order to vote all of the shares you own. Each proxy card you received came with its own prepaid return envelope. If you vote by mail, make sure you return each proxy card in the return envelope that accompanied that proxy card.

How do I vote?

        You may attend the annual meeting and vote your shares in person. You may also vote by mail or you may grant your proxy to vote by telephone or through the Internet by following the instructions included on the proxy card. To use one of these alternative voting procedures, follow the instructions on each proxy card that you receive. To vote by mail, sign and date each proxy card you receive, indicating your voting preference on the proposal, and return each proxy card in the prepaid envelope that accompanied that proxy card. If you return a signed and dated proxy card but you do not indicate your voting preference, your shares, except for those shares you own in the ADS Stock Fund portion of the Alliance Data Systems 401(k) and Retirement Savings Plan, will be voted in favor of the director nominees. If you hold shares in street name, you must vote by giving instructions to your broker or nominee. All outstanding shares of common stock represented by your signed and dated proxy card or for which you have provided instructions by an alternative voting procedure that are received in time for the annual meeting will be voted. The instructions must be received at the proxy tabulator, EquiServe, by June 4, 2004.

Does my vote matter?

        Yes. Corporations are required to obtain stockholder approval for the election of directors, for the adoption of equity compensation plans, and certain other important matters. Stockholder participation is not a mere formality. Each share of our common stock held on the record date is entitled to one vote, and every share voted has the same weight. It is also important that you vote to assure that a quorum is obtained so corporate business can be transacted.

What constitutes a quorum?

        Unless a quorum is present at the annual meeting, no action may be taken at the meeting except the adjournment thereof until a later time. The presence, in person or by proxy, of stockholders holding a majority of our outstanding shares of common stock on the record date will constitute a quorum for the transaction of business at the 2004 annual meeting. Shares that are represented at the annual meeting but abstain from voting on any or all matters and "broker non-votes" (shares held by brokers or nominees for which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote) will be counted as shares present and entitled to vote in determining whether a quorum is present at the annual meeting. If you own shares in the ADS Stock Fund portion of the Alliance Data Systems 401(k) and Retirement Savings Plan, your shares will not be represented at the meeting for quorum purposes and the trustee cannot vote those shares if you do not provide a proxy with explicit directions. The inspector of election appointed for the annual meeting will determine the number of shares of our common stock present at the meeting, determine the validity of proxies and ballots, determine whether or not a quorum is present, and count all votes and ballots.

What percentage of votes is required to elect directors?

        If a quorum is obtained, directors are elected by a plurality of all of the votes cast, in person or by proxy. This means that the three nominees will be elected if they receive more affirmative votes than any other nominees. Votes marked "For" proposal one will be counted in favor of all nominees, except to the extent the proxy withholds authority to vote for a specified nominee. Votes "Withheld" from a nominee also have no effect on the vote since a plurality of the shares cast at the annual meeting is required for the election of each nominee. Stockholders may not abstain from voting with respect to the election of directors.

What is the effect of not voting?

        It depends on how ownership of your shares is registered. If you own shares as a registered holder, rather than through a broker, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. Assuming a quorum is obtained, your unvoted shares will not affect whether a proposal is approved or rejected. If you own shares through a broker and do not vote, your broker may represent your shares at the meeting for purposes of obtaining a quorum. If you own shares in the ADS Stock Fund portion of the Alliance Data Systems 401(k) and Retirement Savings Plan, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirements. As described in the answer to the following question, if you do not provide your broker voting instruction, your broker may or may not vote your shares, depending upon the proposal.

If I do not vote, will my broker vote for me?

        If you own your shares through a broker and you do not vote, your broker may vote your shares in its discretion on some "routine matters." However, with respect to other proposals, your broker may not vote your shares for you. With respect to these proposals, the aggregate number of unvoted shares is reported as broker non-votes. Broker non-vote shares are counted toward the quorum requirement but they do not affect the determination of whether a matter is approved. Proposal one set forth in this proxy statement is a routine matter on which brokers will be permitted to vote unvoted shares.

Is my vote confidential?

        It is our policy that all stockholder meeting proxies, ballots and voting records that identify the particular vote of a stockholder are confidential. The vote of any stockholder will not be revealed to anyone other than a non-employee tabulator of votes or an inspector of election, except (1) as necessary to meet applicable legal and stock exchange listing requirements, (2) to assert claims for or defend claims against us, (3) to allow the inspector of election to certify the results of the stockholder vote, (4) in the event a proxy solicitation in opposition to us or the election of the board of directors takes place, (5) if a stockholder has requested that their vote be disclosed, or (6) to respond to stockholders who have written comments on proxy cards.

If I own my shares through a broker, how is my vote recorded?

        Brokers typically own shares of common stock for many stockholders. In this situation the registered holder on our stock register is the broker or its nominee. This often is referred to as holding shares in "street name." The "beneficial owners" do not appear in our stockholder register. Therefore, for shares held in street name, distributing the proxy materials and tabulating votes are both two-step processes. Brokers inform us how many of their clients are beneficial owners and we provide the broker with that number of proxy materials. Each broker then forwards the proxy materials to its clients who are beneficial owners to obtain their votes. When you receive proxy materials from your broker, the accompanying return envelope is addressed to return your executed proxy card to your broker. Shortly before the meeting, each broker totals the votes and submits a proxy card reflecting the aggregate votes of the beneficial owners for whom it holds shares.

Can I revoke my proxy and change my vote?

        You have the right to revoke your proxy at any time prior to the time your shares are voted. If you are a registered holder, your proxy can be revoked in several ways: (1) by timely delivery of a written revocation delivered to the corporate secretary; (2) by submitting another valid proxy bearing a later date; or (3) by attending the meeting in person and giving the inspector of election notice that you intend to vote your shares in person. If your shares are held in street name by a broker, you must contact your broker in order to revoke your proxy.

Will any other business be transacted at the meeting? If so, how will my proxy be voted?

        We do not know of any business to be transacted at the 2004 annual meeting other than the election of directors as described in this proxy statement. The period specified in our bylaws for submitting proposals to be considered at the meeting has passed and no proposals were submitted. However, should any other matters properly come before the meeting, and any adjournments and postponements thereof, shares with respect to which voting authority has been granted to the proxies will be voted by the proxies in accordance with their judgment.

Who counts the votes?

        Votes will be counted and certified by the inspector of election. If you are a registered holder, your executed proxy card is returned directly to EquiServe for tabulation. As noted above, if you hold your shares through a broker or trustee, your broker or trustee returns one proxy card to EquiServe on behalf of its clients.

Will you use a soliciting firm to receive votes?

        We use our transfer agent, their agents, and brokers to distribute all the proxy materials to our stockholders. We will pay them a fee and reimburse any expenses they incur in making the distribution. Our directors, officers and employees may solicit proxies in person, by mail, telephone, facsimile transmission or electronically. No additional compensation will be paid to such directors, officers and employees for soliciting proxies.

What is the deadline for submitting proposals to be considered for inclusion in the proxy statement for our 2005 annual meeting?

        Stockholder proposals requested to be included in our proxy statement for our 2005 annual meeting must be in writing and received by us between December 1, 2004 and December 31, 2004, provided that proposals are submitted by eligible stockholders who have complied with the relevant regulations of the Securities and Exchange Commission regarding stockholder proposals and our bylaws. A copy of our bylaws is available from our corporate secretary upon written request. Proposals should be directed to Alan M. Utay, Corporate Secretary, Alliance Data Systems Corporation, 17655 Waterview Parkway, Dallas, Texas 75252.

PROPOSAL ONE: ELECTION OF DIRECTORS

        Our board of directors is divided into three classes, being divided as equally as possible with each class having a term of three years. Each year the term of office of one class expires. This year, the term of class I directors, currently consisting of three directors, Kenneth R. Jensen, Anthony J. de Nicola, and Bruce A. Soll expires. Our nominating/corporate governance committee has recommended to our board of directors and our board of directors has nominated one of the current class I directors, Kenneth R. Jensen, for re-election as a director, as well as Lawrence M. Benveniste, Ph.D. and D. Keith Cobb, for election as directors, each to hold office for a term of three years until the annual meeting of stockholders in 2007 and until their respective successors are duly elected and qualified.

        Mr. Heffernan and Mr. Kubic, as proxies, will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Our board of directors has no reason to believe that any nominee will be unable to serve if elected. If a quorum is obtained, directors are elected by a plurality of all of the votes cast, in person or by proxy. This means that the three nominees will be elected if they receive more affirmative votes than any other nominees. Votes marked "For" proposal one will be counted in favor of all nominees, except to the extent the proxy withholds authority to vote for a specified nominee. Votes "Withheld" from a nominee also have no effect on the vote since a plurality of the shares cast at the annual meeting is required for the election of each nominee. Stockholders may not abstain from voting with respect to the election of directors.

        The following sets forth information regarding each nominee, and the remaining directors who will continue in office after the annual meeting, including proposed committee memberships.

Class I Nominee for Re-Election to the Board of Directors
(Term expiring in 2004; if re-elected, term will expire in 2007)

        KENNETH R. JENSEN became a director in February 2001. Mr. Jensen has been executive vice president, chief financial officer, treasurer, assistant secretary and a director of Fiserv, Inc., a public company engaged in data processing outsourcing, since July 1984. He was named senior executive vice president of Fiserv in 1986. Mr. Jensen holds a Bachelor's degree from Princeton University in Economics, an MBA from the University of Chicago in Accounting, Economics and Finance and a Ph.D. from the University of Chicago in Accounting, Economics and Finance.

        Committees: Audit (Chair), Nominating/Corporate Governance

Class I Nominees for Election to the Board of Directors
(If elected, terms will expire in 2007)

        LAWRENCE M. BENVENISTE, Ph.D. has served as the Dean of the Carlson School of Management at the University of Minnesota since January 2001. Prior to January 2001, he was an associate dean, the chair of the finance department, and a professor of finance at the Carlson School of Management. He previously served on the faculties of Boston College, Northwestern University, the University of Pennsylvania, the University of Rochester and the University of Southern California. Dr. Benveniste is currently a director of Rimage Corporation. Mr. Benveniste holds a Bachelor's degree from the University of California at Irvine and a Ph.D. in Mathematics from the University of California at Berkeley.

        Committees: Compensation

        D. KEITH COBB has served as a business consultant and strategic advisor for a number of companies since 1996. Mr. Cobb completed a six-year term on the Board of the Federal Reserve Bank of Atlanta, Miami Branch in 2002. He spent 32 years as a practicing certified public accountant for KPMG, LLP, including as the National Managing Partner—Financial Services and as a senior member of the firm's management committee. Mr. Cobb was vice chairman and chief executive officer of Alamo Rent-a-Car, Inc. from 1995 until its sale in 1996. Mr. Cobb is currently a director of BankAtlantic Bancorp, Inc., CRA Qualified Investment Fund, RHR International, Inc., United Way of Broward Co., and the Wayne Huizenga Graduate School of Business and Entrepreneurship at Nova Southeastern University. Mr. Cobb holds a Bachelor's degree from the University of Southern Mississippi.

        Committees: Audit, Nominating/Corporate Governance

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE THREE NOMINEES.

Continuing Directors
Class II Directors
(Terms expiring in 2005)

        BRUCE K. ANDERSON has served as a director since our merger in August 1996. Since March 1979, he has been a partner and co-founder of the investment firm Welsh, Carson, Anderson & Stowe. Prior to that, he spent nine years with ADP where, as executive vice president and a member of the board of directors, he was active in corporate development and general management. Before joining ADP, Mr. Anderson spent four years in computer marketing with IBM and two years in consulting. Mr. Anderson is currently a director of Amdocs Limited and Fiserv. He holds a Bachelor's degree from the University of Minnesota.

        Committees: None

        ROGER H. BALLOU has served as a director since February 2001. Mr. Ballou is the chief executive officer and a director of CDI Corporation, a public company engaged in providing staffing and outsourcing services, since October 2001. He was a self-employed consultant from October 2000 to October 2001. Before that time, Mr. Ballou had served as chairman and chief executive officer of Global Vacation Group, Inc. from April 1998 to September 2000. Prior to that, he was a senior advisor for Thayer Capital Partners from September 1997 to April 1998. From April 1995 to August 1997, he served as vice chairman and chief marketing officer, then as president and chief operating officer, of Alamo Rent-a-Car, Inc. Mr. Ballou is currently a director of American Medical Security Group, Inc. Mr. Ballou holds a Bachelor's degree from the Wharton School of the University of Pennsylvania and an MBA from the Tuck School of Business at Dartmouth.

        Committees: Audit, Nominating/Corporate Governance (Chair), Compensation, and Executive

        DANIEL P. FINKELMAN has served as a director since January 1998. Mr. Finkelman is senior vice president of Limited Brands and is responsible for all brand and business planning for that specialty retailer. He has been employed with Limited Brands since August 1996, and recently announced that he will be leaving Limited Brands in August 2004. Before joining Limited Brands, he was self-employed as a consultant from February 1996 to August 1996 and he served as executive vice president of marketing for Cardinal Health, Inc. from May 1994 to February 1996. Prior to that, he was a partner with McKinsey & Company where he was co-leader of the firm's marketing practice, focusing on loyalty and customer relationship management. Mr. Finkelman holds a Bachelor's degree from Grinnell College and graduated as a Baker Scholar at Harvard Business School.

        Committees: None

Class III Directors
(Terms expiring in 2006)

        ROBERT A. MINICUCCI has served as a director since our merger in August 1996. Mr. Minicucci is a partner with Welsh Carson, joining the firm in August 1993. Before joining Welsh Carson, he served as senior vice president and chief financial officer of First Data Corporation from December 1991 to August 1993. Prior to joining First Data Corporation, Mr. Minicucci was treasurer and senior vice president of American Express Company. Mr. Minicucci is currently a director of Amdocs Limited. Mr. Minicucci holds a Bachelor's degree from Amherst College and an MBA from Harvard Business School.

        Committees: Executive

        J. MICHAEL PARKS, chairman of the board of directors, chief executive officer and president, joined us in March 1997. Before joining us, Mr. Parks was president of First Data Resources, the credit card processing and billing division of First Data Corporation, from December 1993 to July 1994. Mr. Parks joined First Data Corporation in July 1976 where he gained increased responsibility for sales, service, operations and profit and loss management during his 18 years of service. Mr. Parks holds a Bachelor's degree from the University of Kansas.

        Committees: Executive

CORPORATE GOVERNANCE

Board of Directors and Committees

        We are managed under the direction of our board of directors. Under a stockholders agreement, the size of our board is set at nine. We currently have eight directors, including seven non-employee directors. Assuming the stockholders approve Proposal One: The Election of Directors, we will continue to have eight directors, including seven non-employee directors. Our board of directors is divided into three classes of directors, and each class serves a three year term. Our board of directors presently has four committees, consisting of the audit committee, the compensation committee, the nominating/corporate governance committee and the executive committee. The charters for each committee, as well as our corporate governance guidelines and our Codes of Ethics for our Senior Financial Executives, CEO and Directors, are posted on our web site at http://www.alliancedatasystems.com. These documents are available free of charge to any stockholder upon request.

        During 2003, the board of directors met nine times (excluding committee meetings). Each of our directors attended at least 90% of the aggregate number of meetings of the board of directors and the committees on which they served, except for Mr. Finkelman, who attended 79% of the aggregate number of meetings of the board of directors and the compensation committee.

Audit Committee

        The audit committee currently consists of Roger H. Ballou, Anthony J. de Nicola and Kenneth R. Jensen. Assuming the stockholders approve Proposal One: The Election of Directors, the audit committee will consist of Roger H. Ballou, D. Keith Cobb and Kenneth R. Jensen. The primary function of the audit committee is to assist our board of directors in fulfilling its oversight responsibilities by reviewing (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the external auditor's qualifications and independence, and (4) the performance of our internal audit department and the external auditor. In addition, the audit committee has sole responsibility to (1) prepare the audit committee report required by the SEC for inclusion in our annual proxy statement, (2) appoint, retain, compensate, evaluate and terminate our external auditor, and (3) approve audit and permissible non-audit services to be performed by our external auditor. The audit committee adopted and will periodically review the written charter that specifies the scope of the audit committee's responsibilities.

        The members of the audit committee include at least three independent members of our board of directors as such independence is defined by applicable requirements of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002, and rules and regulations of the SEC. Each member of the audit committee is financially literate and at least one member is an audit committee financial expert as defined by the SEC. Mr. Jensen is an audit committee financial expert, as defined by the SEC, because he has an understanding of generally accepted accounting principles ("GAAP") and financial statements. Mr. Jensen has the ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves. He has experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities. Mr. Jensen has an understanding of internal controls and procedures for financial reporting and an understanding of audit committee functions. He acquired these attributes through education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions. He has also had experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements.

        Our audit committee members do not simultaneously serve on the audit committees of more than two other public companies. The audit committee held 13 meetings during 2003.

Compensation Committee

        The compensation committee currently consists of Daniel P. Finkelman and Robert A. Minicucci. Assuming the stockholders approve Proposal One: The Election of Directors, the compensation committee will consist of Roger H. Ballou, Lawrence M. Benveniste and a third independent board member to be designated. The compensation committee reviews management compensation levels and provides recommendations to our board of directors regarding salaries and other compensation for our executive officers, including bonuses and incentive plans, and administers specific matters with respect to our equity compensation plans. The compensation committee consists of non-employee directors who are independent as defined by applicable requirements of the New York Stock Exchange, the SEC, and the Internal Revenue Service. None of the members is an executive officer of another company in which one of our executive officers holds a director position. The compensation committee held five meetings during 2003.

Nominating/Corporate Governance Committee

        The nominating/corporate governance committee currently consists of Roger H. Ballou and Kenneth R. Jensen. Assuming the stockholders approve Proposal One: The Election of Directors, the nominating/corporate governance committee will consist of Roger H. Ballou, D. Keith Cobb and Kenneth R. Jensen. The primary functions of the nominating/corporate governance committee are to (1) assist the board of directors by identifying individuals qualified to become board members and to recommend to the board of directors the director nominees for the next annual meeting of stockholders (or to fill vacancies), (2) recommend to the board of directors the director nominees for each committee, (3) develop and recommend to the board of directors a set of corporate governance principles applicable to us and to reevaluate these principles on an annual basis, and (4) lead the board of directors in its annual review of the board's performance and the Corporate Governance Guidelines. The nominating/corporate governance committee develops criteria for the selection of directors, including procedures for reviewing potential nominees proposed by stockholders. The nominating/corporate governance committee reviews with the board of directors the desired experience, mix of skills and other qualities to assure appropriate board of directors composition, taking into account the current directors and the specific needs of our company and the board of directors. The nominating/corporate governance committee also reviews and monitors the size and composition of the board of directors and its committees to ensure that the requisite number of directors are "independent directors," "non-employee directors" and "outside directors" within the meaning of any rules and laws applicable to us. The members of the nominating/corporate governance committee are independent as defined by applicable requirements of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002, and rules and regulations of the SEC. The nominating/corporate governance committee held its first meeting in 2004.

How does the board of directors identify candidates for nomination to the board of directors?

        The nominating/corporate governance committee has two primary methods, other than those proposed by our stockholders, as discussed below, for identifying candidates for possible inclusion in our recommended slate of director nominees. First, on a periodic basis, the nominating/corporate governance committee solicits ideas for possible candidates from a number of sources—members of our board of directors, our senior level executives, individuals personally known to the members of the board of directors, and research, including database or Internet searches.

        Second, the nominating/corporate governance committee may from time to time use its authority under its charter to retain, at our expense, one or more third-party search firms to identify candidates (and to approve such firms' fees and other retention terms). If the nominating/corporate governance committee retains one or more search firms, they may be asked to identify possible candidates who meet the minimum and desired qualifications, to interview and screen such candidates (including conducting appropriate background and reference checks), to act as a liaison among the board of directors, the nominating/corporate governance committee and each candidate during the screening and evaluation process and thereafter to be available for consultation as needed by the nominating/corporate governance committee.

        Any of our stockholders entitled to vote for the election of directors may nominate one or more persons for election to our board of directors at an annual meeting of stockholders if the stockholder complies with the nomination requirements set forth in our bylaws and the applicable rules and regulations of the SEC. Such nominations must be made by notice in writing, delivered or mailed by first class U.S. mail, postage prepaid, to our corporate secretary not less than 14 days nor more than 50 days prior to any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed above, to our corporate secretary not later than the close of the seventh day following the day on which notice of the meeting was mailed to stockholders. Each such notice must set forth (1) the name and address of the nominating stockholder, (2) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (3) the principal occupation or employment of each such nominee, (4) the number of shares of our common stock that are beneficially owned by each such nominee, (5) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC promulgated under the Securities Exchange Act of 1934, as amended, (6) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected, and (7) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder. Proposals should be addressed to: Corporate Secretary, Alliance Data Systems Corporation, 17655 Waterview Parkway, Dallas, Texas 75252.

        Messrs. Cobb and Benveniste were recommended to the nominating/corporate governance committee by members of our board of directors.

How does the board of directors evaluate candidates for nomination to the board of directors?

        The nominating/corporate governance committee will consider all candidates identified through the processes described above and will evaluate each of them, including incumbents, based on the same criteria.

        Once the nominating/corporate governance committee has identified a candidate, the nominating/corporate governance committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the nominating/corporate governance committee with the recommendation of the candidate, as well as the nominating/corporate governance committee's own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional board members to fill vacancies or expand the size of the board of directors and the likelihood that the candidate can satisfy the minimum and desired qualifications set forth in the Corporate Governance Guidelines, as posted on our web site at http://www.alliancedatasystems.com as well as the applicable qualification requirements of the New York Stock Exchange and the SEC. There are no firm prerequisites to qualify as a candidate for our board of directors, but we seek a diverse group of candidates who possess the background, knowledge, experience, skill sets, and expertise that would strengthen and increase the diversity of the board of directors. We seek those individuals with time to make a significant contribution to the board of directors, to our company, and to our stockholders. Each member of our board of directors is expected to ensure that other existing and planned future commitments do not materially interfere with his or her service as a director. Directors are expected to attend meetings of the board of directors and its committees on which they serve and to spend the time needed to prepare for meetings. If the nominating/corporate governance committee determines, in consultation with the chairman of the board of directors and other board members as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the candidate's background and experience and to report its findings to the nominating/corporate governance committee.

        The nominating/corporate governance committee also considers such other relevant factors as it deems appropriate, including the current composition of the board of directors, the balance of management and independent directors and the need for audit committee expertise. In connection with this evaluation, the nominating/corporate governance committee determines whether to interview the candidate, and if warranted, one or more members of the nominating/corporate governance committee, and others as appropriate, will interview candidates in person or by telephone. After completing this evaluation and interview, and the evaluations of other candidates, the nominating/corporate governance committee makes a recommendation to the full board of directors as to the persons who should be nominated by the board of directors, and the board of directors determines the nominees to be recommended to our stockholders after considering the recommendation and report of the nominating/corporate governance committee.

Executive Committee

        The executive committee, currently consisting of Roger H. Ballou, Robert A. Minicucci, Bruce A. Soll and J. Michael Parks, has the authority to approve acquisitions, divestitures, capital expenditures and leases that were not included in the budget approved by the board of directors, with a total cost of up to $10 million, provided that prior notice of all acquisitions is given to the full board of directors. The executive committee held one meeting during 2003.

Executive Session

        We regularly conclude our board of directors' meetings with executive sessions. After all non-directors leave the board of directors meeting, Mr. Parks leads the board of directors in a director-only executive session. After Mr. Parks leaves the meeting, Mr. Minicucci then leads the non-management members of the board of directors in an executive session.

Stockholder Communications

        The board of directors provides a process for stockholders to send communications to the board of directors or any of the directors. Stockholders may forward communications to the board of directors or any of the directors to Corporate Secretary, Alliance Data Systems Corporation, 17655 Waterview Parkway, Dallas, Texas 75252. All communications will be compiled by the office of the Corporate Secretary and submitted to the board of directors or the individual directors on a periodic basis. Stockholders may also submit questions or comments, on an anonymous basis if desired, to the board of directors through our Ethics and Compliance Hotline at (877) 217-6218. Concerns relating to accounting, internal controls over financial reporting or auditing matters will be brought to the attention of the audit committee and handled in accordance with our company's procedures with respect to such matters. We welcome and encourage stockholder communication with the board of directors. It is our policy that the directors who are up for election or re-election at the annual meeting attend the annual meeting. Those nominees up for election at the 2003 Annual Meeting of Stockholders attended the 2003 Annual Meeting of Stockholders.

Director Independence

        We have adopted general standards for determination of director independence. For a director to be deemed independent, the board of directors must affirmatively determine that the director has no material relationship with us or our affiliates or any member of our senior management or his or her affiliates. This determination is disclosed in the proxy statement for each annual meeting of our stockholders. In making this determination, the board of directors applies the following standards:

  •
  A director who is an employee, or whose immediate family member is an executive officer, of our company may not be deemed independent until three years after the end of such employment relationship. Employment as an interim chairman or chief executive officer will not disqualify a director from being considered independent following that employment.

  •
  A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from our company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may not be deemed independent until three years after he or she ceases to receive more than $100,000 in compensation. Compensation received by a director for former service as an interim chairman or chief executive officer and compensation received by an immediate family member for service as a non-executive employee for us will not be considered in determining independence under this test.

  •
  A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of ours may not be deemed independent until three years after the end of the affiliation or the employment or auditing relationship.

  •
  A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our current executive officers serve on that company's compensation committee may not be deemed independent until three years after the end of such service or the employment relationship.

  •
  A director who is an executive officer, general partner or employee, or whose immediate family member is an executive officer or general partner, of an entity that makes payments to, or receives payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other entity's consolidated gross revenues, may not be deemed independent until three years after falling below that threshold.

        For relationships not covered by the guidelines above, the determination of whether the relationship is material and, therefore, whether the director would be independent, shall be made by the board of directors. The board of directors annually reviews the independence of its non-employee directors. Directors have an affirmative obligation to inform the board of directors of any material changes in their circumstances or relationships that may impact their designation as "independent."

        The board of directors undertook a review of director independence and considered transactions and relationships between each of the nominees (including their immediate family members) and directors (including their immediate family members), and us (including our subsidiaries and our senior management). As a result of this review, the board of directors affirmatively determined that none of Messrs. Ballou, Benveniste, Cobb or Jensen has a material relationship with us and, therefore, each is independent as defined by the rules and regulations of the SEC and the listing standards of the New York Stock Exchange and Internal Revenue Service Section 162(m). Upon completion of his employment relationship with Limited Brands, the board of directors anticipates making an affirmative determination that Mr. Finkelman will no longer have a material relationship with us and, therefore, will be considered an independent director from that date forward.

Code of Ethics

        We have adopted codes of ethics that apply to our Chief Executive Officer, Chief Financial Officer, financial executives and board of directors. The Alliance Data Systems Code of Ethics for Senior Financial Executives and CEO and the Code of Ethics for members of the Board of Directors are posted on our web site, found at http://www.alliancedatasystems.com (we intend to satisfy the disclosure requirement under Item 10 of Form 8-K regarding an amendment to or waiver from a provision of this code of ethics, if any, by posting such information on our web site).

REPORT OF THE AUDIT COMMITTEE

        The audit committee of the board of directors assists the board of directors in fulfilling its oversight responsibilities by reviewing (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the external auditor's qualifications and independence, and (4) the performance of our internal audit department and the external auditor. We appoint, compensate, and oversee the work of the external auditor. We review with the external auditor the plans and results of the audit engagement, approve and pre-approve professional services provided by the external auditor, consider the range of audit and non-audit fees, and review the adequacy of the financial reporting process and internal accounting controls. We also review the adequacy of the financial reporting processes and internal accounting controls with the internal auditors. In performing our duties, we met with the external auditor without the presence of any of the other members of the board of directors or management and met with the full board of directors without the presence of the external auditor, to help ensure the independence of the external auditor. The board of directors has adopted a written charter for the audit committee, posted at http://www.alliancedatasystems.com.

        In discharging the audit committee's oversight responsibility as to the audit process, we obtained from the external auditor, Deloitte & Touche LLP, a formal written statement describing all relationships between us and the external auditor that might bear on the auditor's independence. Consistent with the Independence Standards Board Standard No.1, "Independence Discussions with Audit Committees," as amended, we discussed with the external auditor any relationships that may impact its independence, and we have satisfied ourselves that the non-audit services provided by the external auditor are compatible with maintaining the external auditor's independence. We have considered the level of non-audit services provided by the external auditor in consideration of auditor independence. We also discussed with management, the internal auditors and the external auditor the quality and adequacy of our company's internal controls over financial reporting and disclosure controls and procedures and internal audit organization, responsibilities, budget, staffing and identification of audit risks. We reviewed with the external auditor the matters required to be discussed by Statement of Auditing Standards No. 61, "Communications with Audit Committees," as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants. The lead audit partner having primary responsibility for the audit and the concurring audit partner will be rotated at least every five years, beginning with the 2004 audit year.

        We reviewed and discussed with management and the external auditor the audited financial statements for the year ended December 31, 2003. Management has the responsibility for the preparation of the financial statements and the reporting process, including the systems of internal controls over financial reporting and disclosure controls and procedures. The external auditor has the responsibility for the examination of the financial statements and expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States. Based on this review and discussions with management and the external auditor, we recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC.

        This report has been furnished by the current members of the audit committee.

Kenneth R. Jensen, Chair
Roger H. Ballou
Anthony J. de Nicola

Independent Auditors

        The billed fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, during 2002 and 2003 were as follows:

	2002	2003
Audit Fees(1)	$571,852	$595,650
Audit-Related Fees(2)	518,134	892,660
Tax Fees(3)	464,377	670,841
Other Fees(4)	198,372	—

Total Fees	$1,752,735	$2,159,151

(1)
Consists of fees for the audits of our financial statements for the years ended December 31, 2002 and 2003 and reviews of our interim quarterly financial statements.

(2)
Consists of fees for service auditors reports (SAS 70), accounting consultations, credit card receivables master trust securitization, review and support for securities issuances as well as acquisition assistance.

(3)
Tax consultation and advice and tax return preparation.

(4)
Other fees include other control related assistance.

        Our audit committee has resolved to pre-approve all audit and permissible non-audit services to be performed for us by our external auditor, Deloitte & Touche LLP. The audit committee pre-approved all fees noted above for 2003. Non-audit services that have received pre-approval include tax preparation, tax consultation and advice, assistance with our securitization program, review and support for securities issuances, SAS 70 reporting and acquisition assistance. The audit committee has considered whether the provision of the above services is compatible with maintaining the external auditor's independence. The members of our audit committee believe that the payment of the fees set forth above would not prohibit Deloitte & Touche LLP from maintaining its independence.

        A representative of Deloitte & Touche LLP is expected to be present at the meeting with an opportunity to make a statement if so desired and to answer appropriate questions.

Directors, Executive Officers and Other Key Employees

        The following table sets forth the name, age and positions of each of our directors, nominees for director, executive officers, business unit presidents and other key employees as of April 14, 2004:

Name	Age	Positions
J. Michael Parks	53	Chairman of the Board of Directors, Chief Executive Officer and President
Bruce K. Anderson	64	Director
Roger H. Ballou	53	Director
Lawrence M. Benveniste, Ph. D.	53	Director
D. Keith Cobb	63	Director
Daniel P. Finkelman	48	Director
Robert A. Minicucci	51	Director
Anthony J. de Nicola	39	Director
Kenneth R. Jensen	60	Director
Bruce A. Soll	46	Director
Ivan M. Szeftel	50	Executive Vice President and President, Retail Credit Services
John W. Scullion	46	President and Chief Executive Officer of The Loyalty Group
Michael A. Beltz	48	Executive Vice President and President, Utility Services
Edward J. Heffernan	41	Executive Vice President and Chief Financial Officer
Dwayne H. Tucker	47	Executive Vice President and President, Transaction Services
Alan M. Utay	39	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
Robert P. Armiak	42	Senior Vice President and Treasurer
Michael D. Kubic	48	Senior Vice President, Corporate Controller and Chief Accounting Officer
Richard E. Schumacher, Jr.	37	Senior Vice President, Tax

        IVAN M. SZEFTEL, executive vice president and president of our Retail Credit Services business unit, joined us in May 1998. Before joining us, he served as a director and chief operating officer of Forman Mills, Inc. from November 1996 to February 1998. Prior to that, he served as executive vice president and chief financial officer of Charming Shoppes, Inc. from November 1981 to January 1996. Mr. Szeftel holds Bachelor's and graduate degrees from the University of Cape Town and is a Certified Public Accountant in the State of Pennsylvania.

        JOHN W. SCULLION, president and chief executive officer of Loyalty Management Group Canada Inc., joined The Loyalty Group in October 1993. Prior to becoming president, he served as chief financial officer for The Loyalty Group. Prior to that, he served as chief financial officer of The Rider Group from September 1988 to October 1993. Mr. Scullion holds a Bachelor's degree from the University of Toronto. He is a Chartered Accountant in the Province of Ontario.

        MICHAEL A. BELTZ, executive vice president and president of our Utility Services group, joined us in May 1997. From May 1997 to January 2001, he served as executive vice president and then president of business development and planning. Before joining us, he served as executive vice president of sales and acquisitions for First Data Corporation from July 1983 to April 1997. Mr. Beltz holds a Bachelor's degree from the University of Nebraska.

        EDWARD J. HEFFERNAN, executive vice president and chief financial officer, joined us in May 1998. Before joining us, he served as vice president, mergers and acquisitions for First Data Corporation from October 1994 to May 1998. Prior to that he served as vice president, mergers and acquisitions for Citicorp from July 1990 to October 1994, and prior to that he served in corporate finance at Credit Suisse First Boston from June 1986 until July 1990. He holds a Bachelor's degree from Wesleyan University and an MBA from Columbia Business School.

        DWAYNE H. TUCKER, executive vice president and president of our Transaction Services group, joined us in June 1999. From June 1999 until September 2003, he served as executive vice president and chief administrative officer. He continues to be responsible for human resources and information technology. Before joining us, he served as vice president of human resources for Northwest Airlines from February 1998 to February 1999 and as senior vice president of human resources for First Data Corporation from March 1990 to February 1998. Mr. Tucker holds a Bachelor's degree from Tennessee State University.

        ALAN M. UTAY, executive vice president, general counsel, chief administrative officer and secretary, joined us in September 2001. He is responsible for legal, internal audit, compliance, facilities, corporate communications and corporate marketing. Before joining us, he served as a partner at Akin Gump Strauss Hauer & Feld LLP, where he practiced law since October 1990. Mr. Utay holds a Bachelor's degree from the University of Texas and a J.D. from the University of Texas, School of Law.

        ROBERT P. ARMIAK, senior vice president and treasurer, joined us in February 1996. He is responsible for cash management, hedging strategy, risk management and capital structure. Before joining us, he held several positions, including most recently treasurer at FTD Inc. from August 1990 to February 1996. He holds a Bachelor's degree from Michigan State University and an MBA from Wayne State University.

        MICHAEL D. KUBIC, senior vice president, corporate controller and chief accounting officer, joined us in October 1999. Before joining us, he served as vice president of finance for Kevco, Inc. from March 1999 to October 1999. Prior to that he served as vice president and corporate controller for BancTec, Inc. from September 1993 to February 1998. Mr. Kubic holds a Bachelor's degree from the University of Massachusetts and is a Certified Public Accountant in the State of Texas.

        RICHARD E. SCHUMACHER, JR., senior vice president of tax, joined us in October 1999. He is responsible for corporate tax affairs. Before joining us, he served as tax senior manager for Deloitte & Touche LLP from 1989 to October 1999 where he was responsible for client tax services and practice management and was in the national tax practice serving the banking and financial services industry. Mr. Schumacher holds a Bachelor's degree from Ohio State University and a Master's from Capital University Law and Graduate School and is a Certified Public Accountant in the State of Ohio.

DIRECTORS' COMPENSATION

        Members of our board of directors who are also officers or employees of our company do not receive compensation for their services as directors. All directors are reimbursed for reasonable out-of-pocket expenses incurred while serving on the board of directors and any committee of the board of directors. Non-employee director compensation includes an annual cash retainer of $30,000, a cash per board of directors meeting fee of $1,500, a cash per committee meeting fee of $1,000, a cash per meeting fee for committee chairs of $1,500, and an annual equity grant valued at $80,000, delivered 70% in nonqualified stock options and 30% in stock (the options are valued using the Black-Scholes valuation method). Non-employee directors may not transfer the stock until one year after their service on the board terminates. We target a 35% cash and 65% equity mix for non-employee director compensation, with total non-employee director compensation between the 50th and 75th percentile of comparable public companies. We feel this approach to non-employee director compensation is appropriate because (1) we are a public company, (2) there is an increased focus on corporate governance and could be a corresponding drain to the available talent pool for directors, (3) there is a greater focus on cash versus equity compensation generally, (4) we want to align our non-employee director compensation plan with our executive compensation plans, and (5) we are seeking qualified candidates to fill board of directors seats.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth the annual and long-term compensation for the years ended December 31, 2001, 2002, and 2003 for our chief executive officer and our four other most highly compensated executive officers.

Long Term Compensation
Annual Compensation
Securities Underlying Options, SARs(#)
Name and Principal Position						Restricted Stock Awards($)(2)			All Other Compensation ($)
	Year	Salary($)		Bonus($)(1)
J. Michael Parks Chairman of the Board, Chief Executive Officer and President	2003 2002 2001	$ $ $	575,000 550,000 498,750	$ $ $	749,225 812,909 464,063	$ $ $	448,424 — —	106,203 — 109,388	$ $ $	49,603 373,926 38,232	(3)
Ivan M. Szeftel Executive Vice President and President, Retail Credit Services	2003 2002 2001	$ $ $	370,000 348,400 348,400	$ $ $	399,041 296,470 230,450	$ $ $	179,552 — —	42,528 — 38,048	$ $ $	32,915 25,818 22,927
John W. Scullion(4) President and Chief Executive Officer of The Loyalty Group	2003 2002 2001	$ $ $	350,108 271,400 271,400	$ $ $	336,977 307,903 188,267	$ $ $	150,836 — —	35,723 — 74,715	$ $ $	16,378 8,593 9,543
Michael A. Beltz Executive Vice President and President, Utility Services	2003 2002 2001	$ $ $	330,000 330,000 280,000	$ $ $	195,070 237,908 219,780	$ $ $	150,836 — —	35,723 — 38,048	$ $ $	32,058 25,184 21,412
Edward J. Heffernan Executive Vice President and Chief Financial Officer	2003 2002 2001	$ $ $	300,000 281,250 234,000	$ $ $	295,520 260,085 154,219	$ $ $	143,651 — —	34,022 70,000 38,313	$ $ $	23,443 14,576 9,729

(1)
Bonuses represent amounts earned by each named executive officer during the referenced year, although paid in the following year. Bonuses are determined based upon the achievement of various financial, operational, and individual objectives.

(2)
Amounts in this column represent the value of the following performance-based restricted stock awards issued in June 2003 at $24.03 per share: 18,661 shares to Mr. Parks; 7,472 shares to Mr. Szeftel; 6,277 shares to each of Messrs. Scullion and Beltz; and 5,978 shares to Mr. Heffernan. Using the closing price of our stock as of December 31, 2003, $27.68, the value of those awards as of December 31, 2003 was $516,536 for Mr. Parks, $206,825 for Mr. Szeftel, $173,747 for each of Messrs. Scullion and Beltz, and $165,471 for Mr. Heffernan. These awards vested in full on February 5, 2004, based on our company having achieved certain pre-determined financial targets and approval from our compensation committee and board of directors.

(3)
This amount includes relocation expense reimbursements of $333,290 during 2002.

(4)
Mr. Scullion's salary, bonus and all other compensation are paid in Canadian dollars. Amounts reflected are converted to U.S. dollars at an average conversion rate for 2003 of $0.72.

All Other Compensation

        All other compensation amounts disclosed in the table above include our matching contributions to the 401(k) and Retirement Savings Plan, the life insurance premiums we pay on behalf of each named executive officer, matching contributions to the Supplemental Executive Retirement Plan and long-term disability and financial/tax counseling expenses as follows:

		401(k) Plan		Life Insurance Premiums		SERP		Long Term Disability		Financial/Tax Counseling
J. Michael Parks	2003 2002 2001	$ $ $	16,220 15,570 13,685	$ $ $	2,640 2,070 172	$ $ $	26,478 22,806 24,375	$ $ $	199 190 —	$ $ $	4,066 — —
Ivan M. Szeftel	2003 2002 2001	$ $ $	14,000 13,750 11,985	$ $ $	1,955 1,924 154	$ $ $	10,497 9,954 10,788	$ $ $	199 190 —	$ $ $	6,264 — —
John W. Scullion	2003 2002 2001	$ $ $	— — —	$ $ $	3,406 2,855 3,944	$ $ $	— — —	$ $ $	7,030 5,738 5,599	$ $ $	5,942 — —
Michael A. Beltz	2003 2002 2001	$ $ $	14,220 13,750 11,985	$ $ $	1,742 1,825 120	$ $ $	9,999 9,419 9,307	$ $ $	199 190 —	$ $ $	5,898 — —
Edward J. Heffernan	2003 2002 2001	$ $ $	12,220 11,490 8,585	$ $ $	1,585 1,553 104	$ $ $	4,274 1,343 1,040	$ $ $	199 190 —	$ $ $	5,165 — —

Option Grants in Last Fiscal Year

        The following table sets forth certain information concerning option grants made to the named executive officers during 2003 pursuant to our stock option plan. No SARs were granted during 2003.

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term($)(2)
		Percentage of Total Options Granted to Employees in Fiscal Year(1)
	Number of Securities Underlying Options Granted(#)
			Exercise Price ($/Sh)	Expiration Date
					5%	10%
J. Michael Parks	106,203	6.13%	$24.03	6/23/13	$1,604,976	$4,067,323
Ivan M. Szeftel	42,528	2.45%	$24.03	6/23/13	$642,698	$1,628,722
John W. Scullion	35,723	2.06%	$24.03	6/23/13	$539,858	$1,368,106
Michael A. Beltz	35,723	2.06%	$24.03	6/23/13	$539,858	$1,368,106
Edward J. Heffernan	34,022	1.96%	$24.03	6/23/13	$514,152	$1,302,962

(1)
In 2003, we granted options to purchase a total of 1,733,345 shares of common stock at exercise prices ranging from $16.04 to $28.72 per share.

(2)
In accordance with SEC rules, the amounts shown on this table represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. These gains are based on the assumed rates of stock appreciation of 5% and 10% compounded annually from the date the options were granted to their expiration date and do not reflect our estimates or projections of the future price of our common stock. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock, the option holder's continued employment through the option period, and the date on which the options are exercised.

Option Exercises in Last Fiscal Year

        The following table sets forth certain information concerning the exercise of stock options during 2003 and all unexercised options held by the named executive officers as of December 31, 2003.

			Number of Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-the-Money Options at Fiscal Year-End($)(1)
Name	Shares Acquired on Exercise(#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
J. Michael Parks	9,856	$184,504	746,197	106,203	$12,155,796	$387,641
Ivan M. Szeftel	21,413	$396,783	229,968	42,528	$3,681,659	$155,227
John W. Scullion	—	$—	238,048	35,723	$3,667,592	$130,389
Michael A. Beltz	14,167	$162,202	209,990	35,723	$3,283,470	$130,389
Edward J. Heffernan	9,240	$172,973	152,173	80,922	$2,110,835	$734,349

(1)
Value for "in-the-money" options represents the positive spread between the respective exercise prices of outstanding options and the closing price of the shares of common stock on the New York Stock Exchange of $27.68 per share on December 31, 2003.

Employment, Severance and Indemnification Agreements

        We generally do not enter into employment agreements with our employees. However, as part of some of our acquisitions, we have entered into agreements with selected key individuals to ensure the success of the integration of the acquisition and long-term business strategies. We have also entered into an indemnification and change of control agreement with each of our directors and executive officers. In addition, we have entered into employment agreements with Mr. Parks and Mr. Szeftel.

        J. Michael Parks.    Mr. Parks entered into an employment agreement effective March 10, 1997 to serve as our chairman of the board and chief executive officer. The agreement provided that Mr. Parks would receive a minimum annual base salary of $475,000 and an annual incentive bonus of $400,000 for fiscal year 1997, based on the achievement of our financial goals, with a bonus of $100,000 guaranteed for the first two years. Under the agreement, we granted Mr. Parks options to purchase 333,332 shares of our common stock at an exercise price of $9.00 per share, all of which have vested. Additionally, Mr. Parks is entitled to participate in our 401(k) and Retirement Savings Plan, our Incentive Compensation Plan and any other employee benefits as provided to other senior executives. Mr. Parks is entitled to 18 months base salary if terminated.

        Ivan M. Szeftel.    Mr. Szeftel entered into an employment agreement dated May 4, 1998 to serve as the president of our retail services division. The agreement provides that Mr. Szeftel is entitled to receive a minimum annual base salary of $325,000, subject to increases based on annual reviews. Mr. Szeftel is eligible for an annual incentive bonus of $200,000, based on the achievement of our annual financial goals. Under the agreement, we granted Mr. Szeftel options to purchase 111,111 shares of our common stock at an exercise price of $9.00 per share, all of which have vested. Mr. Szeftel is entitled to participate in our 401(k) and Retirement Savings Plan, our Incentive Compensation Plan and any other employee benefits as provided to other senior executives. Under the agreement, Mr. Szeftel is entitled to severance payments if we terminate his employment without cause or if Mr. Szeftel terminates his employment for good reason. In such cases, Mr. Szeftel will be entitled to 12 months base salary.

2003 Long Term Incentive Plan

        The board of directors adopted the 2003 Long Term Incentive Plan on April 4, 2003 and the stockholders approved it on June 10, 2003. The purpose of the 2003 plan is to allow us to continue to attract, retain and motivate key talent using equity-based awards. The 2003 plan provides for grants of incentive stock options, nonqualified stock options and restricted stock awards to selected executive officers, employees, non-employee directors and consultants performing services for us or any of our affiliates. The 2003 plan is an omnibus plan that gives us flexibility to adjust to changing market forces. We believe that the 2003 plan will allow us to maintain competitive market positioning between the 50th and 75th percentiles of comparable public companies for total direct compensation, which consists of base salary, annual incentive compensation and the value of equity-based awards. On June 18, 2003, we filed a registration statement on Form S-8, File No. 333-106246, with the SEC to register 6,000,000 shares of common stock, par value $0.01 per share, that may be issued and sold under the 2003 plan. On March 16, 2004, we filed Post-Effective Amendment No. 1 to the registration statement on Form S-8, to allow for reoffers or resales, made on a delayed or continuous basis in the future, of up to an aggregate of 878,072 shares of common stock that have been issued or will be issued to certain named executive officers and directors pursuant to the 2003 plan. As of December 31, 2003, there were 1,631,145 shares of common stock subject to outstanding options at a weighted average exercise price of $24.23, 116,875 shares of performance-based restricted stock granted to 33 associates, and 7,637 shares granted to the board of directors pursuant to the 2003 plan.

        The 2003 plan is administered by the compensation committee, which has full and final authority to make awards, establish the terms thereof, and administer and interpret the 2003 plan in its full discretion unless authority is specifically reserved to the board of directors under the 2003 plan, our certificate of incorporation or bylaws, or applicable law. Any action of the compensation committee with respect to the 2003 plan will be final, conclusive and binding on all persons. The compensation committee may delegate certain responsibilities to our officers or managers. The board of directors may delegate, by a resolution adopted by the board of directors, authority to one or more of our officers to do one or both of the following: (1) designate the officers and employees who will be granted awards under the 2003 plan; and (2) determine the number of shares subject to the awards to be granted to officers and employees.

        We have reserved a total of 6,000,000 shares of our common stock for issuance under the 2003 plan, which includes a reserve of approximately 15% for use in board of directors compensation, promotions, mergers and new hires, and which is intended to cover plan years 2003-2005. During any calendar year no participant under the 2003 plan may be granted awards of more than 2,000,000 shares of stock, subject to adjustments. The number of shares that may be delivered upon the exercise of incentive stock options may not exceed 6,000,000, and the number of shares that may be delivered as restricted stock may not in the aggregate exceed 6,000,000. Shares subject to awards are not deemed delivered if such awards are forfeited, expire or otherwise terminate without delivery of shares to the participant, and to the extent that the exercise price of an option is paid in previously owned shares, only the net number of shares delivered to the participant are subtracted from the aggregate number of shares available for grant under the 2003 plan. Further, to the extent that an award is only to be paid in cash or is paid in cash, any shares subject to the award will become available for future awards. Any shares delivered pursuant to an award may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares acquired in the market for a participant's account.

        Under the 2003 plan, we may grant incentive stock options and nonqualified stock options. We may grant incentive stock options under the 2003 plan to any person employed by us or by any of our affiliates. The exercise price for incentive stock options granted under the 2003 plan may not be less than 100% of the fair market value of the common stock on the option grant date. If an incentive stock option is granted to an employee who owns more than 10% of our common stock, the exercise price of that option may not be less than 110% of the fair market value of the common stock on the option grant date. The 2003 plan also provides for grants of nonqualified stock options to any officers, employees, non-employee directors or consultants performing services for us or our affiliates. The exercise price for nonqualified stock options granted under the 2003 plan may be equal to, more than or less than 100% of the fair market value of the common stock on the option grant date. Under the 2003 plan, we intend that option grants will generally be structured as nonqualified stock options as opposed to incentive stock options. The options will generally vest one-third per year over three years. All options granted under the 2003 plan with a per share exercise price equal to the fair market value of a share on the date of grant shall generally be deemed to have been intended to be "qualified performance-based compensation" for purposes of section 162(m) of the Internal Revenue Code. In addition, an option may also qualify as "performance-based" if vesting is subject to the attainment of any of the performance goals set forth in the 2003 plan. Options granted under the 2003 plan will generally terminate on the tenth anniversary of the date of grant. The purchase price of stock acquired pursuant to the exercise of an option may be paid either in cash at the time of purchase, with shares of stock held by the participant for at least six months prior to the exercise or through a "cashless exercise" procedure that is acceptable to the compensation committee in its full discretion, to the extent such procedure does not violate the Sarbanes-Oxley Act of 2002, or any other applicable law or subject to applicable law, in any other form of legal consideration that may be acceptable to the compensation committee in its discretion.

        Unless otherwise determined by the compensation committee at the time of grant or thereafter, or as otherwise provided in the 2003 plan, any unvested portion of any outstanding option held by a participant at the time of termination of employment or other service will be forfeited upon termination; however, an agreement may provide that such option will continue vesting upon termination of employment or other service as long as the participant continues employment or service with us or an affiliate in another capacity. Except as provided in the 2003 plan or as otherwise determined by the compensation committee at the time of grant or thereafter, upon termination of a participant's employment or other service with us, the participant may exercise the vested portion of any outstanding option until the earlier of the last day of the option term or the last day of the 30-day period following the participant's termination of employment or other service. Upon termination of a participant's employment or other service with us due to death or disability, or termination of employment due to a participant's retirement, the participant may generally exercise the vested portion of any outstanding option until the earlier of the last day of the option term or the last day of the one-year period following such termination of employment or other service. Upon termination of a participant's employment or other service with us due to cause, as defined in the 2003 plan, both the vested and unvested portions of any outstanding option held by the participant shall immediately be forfeited and will no longer be exercisable.

        The compensation committee is authorized to grant restricted stock, or performance shares, with restrictions that may lapse over time or upon the achievement of specified performance goals. Restrictions may lapse separately or in such installments as the compensation committee may determine. A participant granted restricted stock or performance shares shall have the stockholder rights as may be set forth in the applicable agreement, including, for example, the right to vote the restricted stock or performance shares. Except as otherwise determined by the compensation committee, upon termination of employment or other service during the applicable restriction period, restricted stock and performance shares that are at that time subject to restrictions will be forfeited and become available for regrant. The compensation committee may waive the restrictions or forfeiture conditions relating to restricted stock in whole or in part in the event of termination resulting from specified causes. However, no such determinations may be made with respect to an award of performance shares after the grant if the compensation committee's discretion to make such determination will result in the award not being qualified as performance-based under section 162(m) of the Internal Revenue Code.

Amended and Restated Stock Option and Restricted Stock Plan

        We adopted the Amended and Restated Alliance Data Systems Corporation and its Subsidiaries Stock Option and Restricted Stock Plan in April 2001. This plan provides for grants of incentive stock options, nonqualified stock options and restricted stock awards to selected employees, officers, directors and other persons performing services for us or any of our subsidiaries. We have reserved a total of 8,753,000 shares of common stock for issuance pursuant to this plan. During the third quarter of 2001 we registered 8,753,000 shares of our common stock for issuance pursuant to our stock option and restricted stock plan pursuant to a Registration Statement on Form S-8, File No. 333-68134. As of December 31, 2003, there were 5,440,663 shares of common stock subject to outstanding options at a weighted average exercise price of $13.79 per share granted pursuant to this plan. Under this plan, we may grant incentive stock options to any person employed by us or any of our subsidiaries. We may grant nonqualified stock options and restricted stock awards to any officers, employees, non-employee directors or consultants performing services for us or our affiliates. Our non-employee directors currently participate in this plan. The exercise price for incentive stock options granted under the plan may not be less than 100% of the fair market value of the common stock on the option grant date. If an incentive stock option is granted to an employee who owns more than 10% of our common stock, the exercise price of that option may not be less than 110% of the fair market value of the common stock on the option grant date. The exercise price for nonqualified stock options granted under this plan may be equal to, more than or less than 100% of the fair market value of the common stock on the option grant date. The options granted under both this plan and a prior plan terminate on the tenth anniversary of the date of grant.

        This plan also provides for the granting of performance-based restricted stock awards to our chief executive officer, officers that report directly to him and certain other officers. This plan gives our board of directors, or our compensation committee if the board of directors has delegated administration to it, the discretion to determine the vesting provisions for performance-based restricted stock awards. As of December 31, 2003, performance-based restricted awards representing an aggregate of 746,200 shares had been granted to 35 associates pursuant to this plan. The restricted shares subject to these grants will not vest unless specified performance measures tied to EBITDA or revenue are met. If these performance conditions are met, these restricted shares will vest at the end of a five year period. However, some of the restricted shares will vest on a more accelerated basis if certain performance conditions are met. In each of 2001, 2002, and 2003, our compensation committee and board of directors accelerated the vesting on 20% of the shares of restricted stock awarded pursuant to this plan.

        This plan provides that our board of directors will administer the plan. Our board of directors may delegate all or a portion of its authority under the plan to the compensation committee. The board of directors or the compensation committee may further delegate all or a portion of its authority under this plan to our chief executive officer, except with respect to grants of options or awards to officers and directors who are subject to section 16(b) of the Securities Exchange Act of 1934. This plan gives our board of directors discretion to determine the vesting provisions of each individual stock option. In the event of a change of control, this plan provides that our board of directors may provide for accelerated vesting of options. Options granted on or after September 1, 2000 under this plan vest over a three year period from the date of grant. The normal vesting provision for options granted under our prior plan provides for vesting of approximately one-third of the options each year over a three year period, beginning on the first day of February of the eighth year after the options have been awarded. However, if we meet the annual operating income goal as determined by our board of directors, vesting for these options granted under our prior plan can be accelerated. On February 6, 2003, the board of directors approved the vesting of the remaining 25% of the options granted under the prior plan.

Alliance Data Systems 401(k) and Retirement Savings Plan

        The Alliance Data Systems 401(k) and Retirement Savings Plan is a defined contribution plan that is qualified under section 401(k) of the Internal Revenue Code of 1986. Contributions made by associates or by us to the plan, and income earned on these contributions, are not taxable to employees until withdrawn from the plan. The plan covers U.S. employees, who are at least 21 years old, of ADS Alliance Data Systems, Inc., our wholly owned subsidiary, and any other subsidiary or affiliated organization that adopts this plan. In addition, seasonal or "on-call" associates must complete a year of eligibility service before they may participate in the plan. We, and all of our U.S. subsidiaries, are currently covered under the plan.

        We amended our 401(k) plan effective January 1, 2004 to better benefit the majority of our associates. The new plan is an IRS approved safe harbor plan design that eliminates the need for most discrimination testing. Eligible associates can participate in the plan immediately upon joining us and after six months of employment begin receiving company matching contributions. On the first three percent of savings, we match dollar-for-dollar. An additional fifty cents for each dollar associates contribute is matched for savings between four percent and five percent of pay. All company matching contributions are immediately vested. In addition to the company match, we may make an additional annual contribution based on our profitability. This contribution, subject to board of directors approval, is based on a percentage of pay and is subject to a separate five-year vesting schedule.

        In 2003, we made regular matching contributions under the 401(k) plan on the first 3% of each participant's contributions and an additional discretionary matching contribution was approved by our board of directors in an amount equal to $0.37 for each dollar contributed by a participant at contribution levels above 3% and up to 6% of the associate's pay period compensation during the 2003 plan year. Each of these matching contributions vests 20% over five years for participants with less than five years of service. All of these contributions vest immediately if the participating associate retires at age 65 or later, becomes disabled, dies or if the plan terminates. In addition to these matching contributions, in 2003 we made a non-discretionary retirement contribution based on the participant's age and years of service with us. All of these plan contributions are invested as directed by the participant. These retirement contributions become 100% vested once the participant has served five years with us.

        In 2003, we amended our 401(k) plan to include catch up provisions for employees age 50 and over, to grandfather years of service for new employees acquired in various acquisitions, and to delegate certain authority with respect to acquisitions to a committee. In the third quarter of 2001, we registered 1,500,000 shares of our common stock for issuance in accordance with our 401(k) plan pursuant to a Registration Statement on Form S-8, File No. 333-65556.

Supplemental Executive Retirement Plan

        We adopted the ADS Alliance Data Systems, Inc. Supplemental Executive Retirement Plan in May 1999. Contributions made under the plan are unfunded and generally subject to the claims of our general unsecured creditors. The purpose of the plan is to help certain key individuals maximize their pre-tax savings and company contributions that are otherwise restricted due to tax limitations. Eligibility under the plan requires an individual to (1) be a regular, full-time U.S. employee of ADS Alliance Data Systems, Inc., (2) receive compensation equal to or greater than $170,000 as of December 31 of the previous calendar year and (3) be a participant in the Alliance Data Systems 401(k) and Retirement Savings Plan. This plan allows the participant to contribute:

  •
  up to 50% of eligible compensation on a pre-tax basis;

  •
  any 401(k) contributions that would otherwise be returned because of reaching the statutory limit under section 415 of the Internal Revenue Code; and

  •
  any retirement savings plan contributions for compensation in excess of the statutory limits.

        The participant is 100% vested in his or her own contributions. A participant becomes 100% vested in the retirement savings plan contributions after five continuous years of service. In the event of a change in control, as defined under the plan, participants will be 100% vested in their retirement savings plan contributions, and we will establish a rabbi trust to which we will contribute sufficient assets to fully fund all accounts under the plan. The assets in the rabbi trust still remain subject to the claims of our unsecured creditors. The contributions accrue interest at a rate of 8% per year, which may be adjusted periodically by the 401(k) and Retirement Savings Plan Investment Committee. The participant does not have access to any of the contributions or interest while actively employed with us, unless the participant experiences an unforeseeable financial emergency. Loans are not available under this plan. If the participant ceases to be actively employed, retires or becomes disabled, the participant will receive the value of his or her account within 60 days of the end of the quarter in which he or she became eligible for the distribution. A distribution from the plan is taxed as ordinary income and is not eligible for any special tax treatment.

        The compensation committee approved certain revisions to the Supplemental Executive Retirement Plan in December 2002, effective January 1, 2003, which revisions serve to make the plan document more formal, comprehensive, and precise, to include a more comprehensive definition of "change of control" and to modify rules for leaves of absences. The compensation committee approved additional revisions to the Supplemental Executive Retirement Plan in April 2003 to allow us to make new retirement contributions to the plan on behalf of members of management who are unable to receive retirement contributions under the retirement portion of the Alliance Data Systems 401(k) and Retirement Savings Plan because that portion of the 401(k) plan was not fully compliant with new non-discrimination requirements. The Supplemental Executive Retirement Plan is administered by a committee consisting of members of management.

2004 Incentive Compensation Plan

        The Alliance Data Systems 2004 Incentive Compensation Plan provides an opportunity for certain U.S. employees to be eligible for a cash bonus based on achieving performance targets. To be eligible under the plan, employees must meet eligibility requirements outlined in the plan document. The compensation committee has established an incentive compensation plan to round out an eligible employee's total compensation package in order to attract and retain high performers, improve organizational performance by driving financial and individual performance, increase employee satisfaction, improve the alignment between strategic imperatives and initiatives, and provide an opportunity for employees to share in the success they help create. The compensation committee assigns incentive compensation targets for senior executives, and incentive compensation targets for other positions are determined by the employee's manager using pre-established guidelines. The critical performance objectives for the senior management team are overall corporate and line of business revenue and EBITDA targets and employee satisfaction improvement, as measured by an annual employee satisfaction survey. Generally, the award of incentive compensation under the plan for senior management is based 50% on obtaining EBITDA targets, 25% on obtaining revenue targets, and 25% on obtaining a target level of employee satisfaction, either at the company level or the business unit level. The award of incentive compensation for the chief executive officer and the executive vice presidents is generally based 40% on obtaining EBITDA targets, 40% on obtaining revenue targets, and 20% on obtaining a target level of employee satisfaction, either at the company level or the business unit level, with a cash earnings per share threshold for eligibility to receive the revenue component of the incentive compensation. Employee satisfaction is recognized as a critical non-financial organizational factor that contributes to sustainable business performance and provides a competitive advantage in recruiting, developing and retaining high performing employees. Targets, including expectations for improvement, are set at the beginning of each year and are approved by the compensation committee and/or the board of directors.

        Under the plan, each participant has an incentive compensation target that is expressed as a percentage of his or her annualized base salary as of October 1, 2004. The participant's incentive compensation target is based on various objectives that are weighted to reflect the participant's contribution to company, business unit and individual goals, which are established at the beginning of the plan year. The amount of compensation a participant receives depends on the percentage of objectives that were achieved. For all objectives except employee satisfaction, 80% of the objectives must be achieved before a participant is eligible for any payout, and the payout may not exceed 150% of the participant's incentive compensation target. For the employee satisfaction objective, a similar threshold level of performance must be achieved before a participant is eligible for any payout. In addition, payout over 100% for the employee satisfaction and individual goals components are also contingent upon meeting both the applicable EBITDA and revenue targets. Mr. Parks is authorized to make a 10% discretionary adjustment to the incentive compensation awarded to any executive vice president.

        For the 2003 performance year the company's consolidated EBITDA results were 119% of target and consolidated revenue results were 107% of target. In accordance with the predetermined formula for the calculation of incentive compensation payouts for the 2003 performance year, achievement of 119% of the consolidated EBITDA target equates to a 147.5% payout and achievement of 107% of the consolidated revenue target equates to a 117.5% payout for the related portions of the incentive compensation.

Discretionary Bonus

        During 2003, we awarded a one-time discretionary bonus for Mr. Parks, his direct reports and certain other key employees. The bonuses were based on corporate and business unit performance during 2002, individual executive performance during 2002, and sustained corporate performance since the IPO. The one-time discretionary bonuses were paid in February 2003, including in the following amounts for the named executive officers: $339,565 to Mr. Parks; $90,220 to Mr. Szeftel; $98,280 to Mr. Scullion; $79,733 to Mr. Beltz; and $79,733 to Mr. Heffernan.

Employee Stock Purchase Plan

        We adopted the Alliance Data Systems Corporation and its Subsidiaries Employee Stock Purchase Plan in February 2001. We intend for the plan to qualify under section 423 of the Internal Revenue Code. The plan permits our eligible employees and those of our designated subsidiaries to purchase our common stock at a discount to the market price through payroll deductions. No employee may purchase more than $25,000 in stock under the plan in any calendar year, and no employee may purchase stock under the plan if such purchase would cause the employee to own more than 5% of the voting power or value of our common stock.

        The plan provides for three month offering periods, beginning on each January 1, April 1, July 1 and October 1. The first offering period began October 1, 2001. The plan allows the board of directors to change this date as well as the date, duration and frequency of any future offering period. The plan has a term of ten years, unless terminated sooner by our board of directors pursuant to the provisions of the plan. On the offering date at the beginning of each offering period, each eligible employee is granted an option to purchase a number of shares of common stock, which option is exercised automatically on the purchase date at the end of the offering period. The purchase price of the common stock upon exercise of the options will be 85% of its fair market value on the offering date or purchase date, whichever is lower. During the third quarter of 2001 we registered 1,500,000 shares of our common stock for issuance in accordance with the Employee Stock Purchase Plan pursuant to a Registration Statement on Form S-8, File No. 333-68134. Pursuant to the terms of the Employee Stock Purchase Plan, the first purchases were completed December 31, 2001.

Equity Compensation Plan Information

        The following table provides information as of December 31, 2003 with respect to shares of our common stock that may be issued under our 2003 Long Term Incentive Plan, Amended and Restated Stock Option Plan and Employee Stock Purchase Plan:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	7,071,808	$16.20	5,887,351	(1)
Equity compensation plans not approved by security holders	None	N/A	None
Total	7,071,808	$16.20	5,887,351

(1)
Includes 1,233,292 shares available for future issuance under the Alliance Data Systems Corporation and its Subsidiaries Employee Stock Purchase Plan.

Compensation Committee Interlocks and Insider Participation

        Our compensation committee is primarily responsible for determining the executive compensation levels of our company, including the executive officers reporting directly to Mr. Parks. Our compensation committee is currently composed of Messrs. Minicucci and Finkelman, who are non-employee directors. Neither member of the compensation committee is or has ever been one of our officers or employees. No interlocking relationship exists between the members of our compensation committee and the board of directors or compensation committee of any other company. None of our executive officers, including Mr. Parks, participated in the compensation committee's deliberations concerning his executive compensation during 2003.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The compensation committee of the board of directors currently consists of two non-employee directors. The compensation committee establishes the compensation for senior management, including all executive vice presidents, and recommends to the full board of directors the compensation for the chief executive officer. The compensation committee establishes executive compensation policies, incentive compensation policies, employee benefit plans and bonus awards. In so doing, the compensation committee has the responsibility to develop, implement, and manage compensation policies and programs that seek to enhance our long-term competitive advantage and sustainable profitability, thereby contributing to the value of our stockholders' investment.

Compensation Guidelines

        We operate in a highly competitive and evolving industry. We consider the executive compensation package integral to our ability to grow and improve our business. By design, we have developed, with the assistance of outside executive compensation experts, an innovative mix of executive compensation elements. The total program, assuming sustained above industry-average performance, will reward executives at competitive levels. However, the total program is also structured to significantly reduce rewards for performance below company and stockholder expectations. We believe that this design will attract, retain and motivate executives with the quality and profile required to successfully perform in our highly competitive and evolving industry.

        The total compensation for our chief executive officer and senior executives is a combination of base salary, annual incentive compensation, stock options and performance-based restricted stock awards. For these executives, the compensation committee has determined that a significant portion of total compensation should be "at-risk," dependent on and determined by performance-based components. The at-risk components of compensation are structured to reward results that benefit stockholders and are not earned unless specific, pre-established goals are met.

Base Salary and Total Compensation Levels

        The compensation committee reviews appropriate industry and competitive labor markets for executive officers making a comparison of each executive's base salary and total cash compensation with peer and market groups. The compensation committee seeks to keep base salary competitive and use incentive compensation to reward performance. The base salary plus the target annual incentive (total cash compensation) for our chief executive officer is targeted near the 75th percentile for both peer competitors and market/industry survey data, and the executive vice presidents are targeted between the 50th and the 75th percentile for both peer competitors and market/industry survey data.

Incentive Compensation Plan

        The compensation committee has established an incentive compensation plan to round out an eligible employee's total compensation package in order to attract and retain high performers, improve organizational performance by driving financial and individual performance, increase employee satisfaction, improve the alignment between strategic imperatives and initiatives, and provide an opportunity for employees to share in the success they help create. Under the plan, each participant has an incentive compensation target that is expressed as a percentage of his or her annualized base salary based on various objectives that are weighted to reflect the participant's contribution to company, business unit and individual goals, which are established at the beginning of the plan year. The critical performance objectives for the senior management team are overall corporate and line of business revenue and EBITDA targets and employee satisfaction improvement, as measured by an annual employee satisfaction survey. Generally, the award of incentive compensation under the plan for senior management is based 50% on obtaining EBITDA targets, 25% on obtaining revenue targets, and

25% on obtaining a target level of employee satisfaction, either at the company level or the business unit level. The award of incentive compensation for the chief executive officer and the executive vice presidents is generally based 40% on obtaining EBITDA targets, 40% on obtaining revenue targets, and 20% on obtaining a target level of employee satisfaction, either at the company level or the business unit level, with a cash earnings per share threshold for eligibility to receive the revenue component of the incentive compensation. Employee satisfaction is recognized as a critical non-financial organizational factor that contributes to sustainable business performance and provides a competitive advantage in recruiting, developing and retaining high performing employees. Targets are set at the beginning of each year and are approved by the compensation committee and/or the board of directors.

Incentive Compensation Payouts

        Incentive compensation payouts to participants in our 2003 incentive compensation plan, including Mr. Parks, are dependent upon the percentage of objectives achieved. For all objectives except employee satisfaction, 80% of the objectives must be achieved before a participant is eligible for any payout, and the payout may not exceed 150% of the participant's incentive compensation target. For the employee satisfaction objective, a similar threshold level of performance must be achieved before a participant is eligible for any payout. In addition, payout over 100% for the employee satisfaction and individual goals components are further contingent upon meeting both the applicable EBITDA and revenue targets. Mr. Parks is authorized to make a 10% discretionary adjustment to the incentive compensation awarded to any executive vice president.

        For the 2003 performance year the company's consolidated EBITDA results were 119% of target and consolidated revenue results were 107% of target. In accordance with the predetermined formula for the calculation of incentive compensation payouts for the 2003 performance year, achievement of 119% of the consolidated EBITDA target equates to a 147.5% payout and achievement of 107% of the consolidated revenue target equates to a 117.5% payout for the related portions of the incentive compensation.

2003 Long Term Incentive Plan

        The 2003 Long Term Incentive Plan was approved by our stockholders in June 2003. The 2003 plan permits the board of directors to delegate all or a portion of its authority under the 2003 plan to the compensation committee, and the board of directors has done so except for purposes of grants to our chief executive officer under the 2003 plan.

        On June 24, 2003, we granted stock options and issued performance-based restricted stock awards at $24.03 per share under the 2003 plan to certain executives. The lapsing of the restrictions on the performance-based restricted stock awards occurred on February 5, 2004, based on our having achieved certain pre-determined financial targets and approval from our compensation committee and, with respect to our chief executive officer, the board of directors.

Amended and Restated Stock Option and Restricted Stock Plan

        Our prior equity plan, the Amended and Restated Alliance Data Systems Corporation and its Subsidiaries Stock Option and Restricted Stock Plan was approved by our stockholders prior to the establishment of the compensation committee. The plan permits the board of directors to delegate all or a portion of its authority under the plan to the compensation committee, and the board of directors has done so except for purposes of grants to our chief executive officer under the plan. The performance-based restricted stock awards granted to senior management in 2000 under the prior equity plan will vest if the company has reached certain performance conditions as of December 31, 2004. The board of directors had the authority to approve acceleration of vesting on these awards if our company reached certain performance conditions in each of the first three fiscal years of the plan. In each of 2001, 2002 and 2003, based on our exceeding the performance conditions, the board of directors accelerated vesting of 20% of the shares.

Compensation of Chief Executive Officer

        For the year ended December 31, 2003, we set Mr. Park's base salary at $575,000, near the 50th percentile, and base salary plus the target annual incentive bonus near the 75th percentile for chief executive officers of comparable companies. Mr. Parks received a 2003 incentive compensation bonus of $749,225 in February 2004, consistent with the company's incentive compensation plan. Other 2003 compensation paid to Mr. Parks totaled $49,603, consisting of contributions to the 401(k) plan and SERP, life insurance and long-term disability premiums, and financial/tax counseling. In determining appropriate compensation levels, we engaged an outside consulting firm to furnish us with competitive market data. Using this market data as a guideline, we adjust the base salaries and target incentives for Mr. Parks and the executive vice presidents based on their individual performance, level of responsibility, expectation for future contributions in leading our company and overall corporate performance.

Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to certain executives of public companies. The compensation committee has considered these requirements and believes that the Amended and Restated Alliance Data Systems Corporation and its Subsidiaries Stock Option and Restricted Stock Plan, the 2003 Long Term Incentive Plan, and bonus arrangements for senior officers generally meet the requirement that they be "performance-based" and, therefore, would be exempt from the limitations on deductibility. The compensation committee's present intention is to comply with section 162(m) unless the compensation committee feels that compliance in a particular instance would not be in our best interest or the best interest of our stockholders.

        This report has been furnished by the current members of the compensation committee.

Robert A. Minicucci, Chair
Daniel P. Finkelman

PERFORMANCE GRAPH

        The following graph compares the yearly percentage change in cumulative total stockholder return on our common stock since June 8, 2001, when our common stock became publicly traded, with the cumulative total return over the same period of (1) the S&P 500 Index, (2) an old peer group selected by us ("Old Peer Group") and (3) a new peer group selected by us ("New Peer Group"). We have elected to modify our peer group because we believe the New Peer Group is more reflective of our business, provides a broader comparison group and is more similar to our market capitalization. The companies in the Old Peer Group are publicly traded payment processing and direct mailing companies First Data Corporation, Concord EFS, Inc., Acxiom, Inc., Harte Hanks, Inc., and Total System Services, Inc. The companies in the New Peer Group are Affiliated Computer Services, Inc., The BISYS Group, Inc., Certegy Inc., Convergys Corporation, DST Systems, Inc., First Data Corporation, Fiserv, Inc., Global Payments Inc., Jack Henry and Associates, Inc., National Processing, Inc. and Total System Services, Inc.

        Pursuant to rules of the SEC, the comparison assumes $100 was invested on June 8, 2001 in our common stock and in each of the indices and assumes reinvestment of dividends, if any. Also pursuant to SEC rules, the returns of each of the companies in the peer group are weighted according to the respective company's stock market capitalization at the beginning of each period for which a return is indicated. Historical stock prices are not indicative of future stock price performance.

COMPARISON OF 31 MONTH CUMULATIVE TOTAL RETURN

AMONG ALLIANCE DATA SYSTEMS CORPORATION, THE S&P 500 INDEX,
AN OLD PEER GROUP AND A NEW PEER GROUP

	Alliance	S&P 500	Old Peer Group	New Peer Group
June 8, 2001	100	100	100	100
December 31, 2001	159.58	92.14	112.73	107.81
December 31, 2002	147.67	71.78	85.29	83.87
December 31, 2003	230.67	92.37	102.10	102.53

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 14, 2004: (1) by each director and nominee for director; (2) by each of the executive officers included in the summary compensation table set forth under the caption "Executive Compensation"; (3) by all of our directors and executive officers as a group; and (4) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Shares Beneficially Owned(1)
J. Michael Parks(2)	841,114	1.0%
Ivan M. Szeftel(3)	266,222	*
Michael A. Beltz(4)	255,957	*
John W. Scullion(5)	263,580	*
Edward J. Heffernan(6)	173,668	*
Bruce K. Anderson(7)	540,881	*
Anthony J. de Nicola(8)	91,838	*
Robert A. Minicucci(9)	201,846	*
Roger H. Ballou(10)	31,091	*
Daniel P. Finkelman(11)	45,591	*
Kenneth R. Jensen(12)	53,091	*
Bruce A. Soll(13)	51,091	*
D. Keith Cobb	0	*
Lawrence M. Benveniste, Ph.D.	0	*
All directors and executive officers as a group (15 individuals)(14)	3,166,088	3.9%
Welsh, Carson, Anderson & Stowe(15) 320 Park Avenue, Suite 2500 New York, New York 10022-6815	32,290,020	40.3%

*
Less than 1%

(1)
Beneficial ownership is determined in accordance with the SEC's rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are currently exercisable, or exercisable within 60 days of April 14, 2004, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based upon 80,057,891 shares of common stock outstanding as of April 14, 2004.

(2)
Includes options to purchase 746,197 shares of common stock which are exercisable within 60 days of April 14, 2004.

(3)
Includes options to purchase 229,968 shares of common stock which are exercisable within 60 days of April 14, 2004.

(4)
Includes options to purchase 187,396 shares of common stock which are exercisable within 60 days of April 14, 2004.

(5)
Includes options to purchase 238,048 shares of common stock which are exercisable within 60 days of April 14, 2004.

(6)
Includes options to purchase 152,173 shares of common stock which are exercisable within 60 days of April 14, 2004.

(7)
Includes options to purchase 42,000 shares of common stock which are exercisable within 60 days of April 14, 2004. Mr. Anderson is a partner of Welsh, Carson, Anderson & Stowe and certain of its affiliates and may be deemed to be the beneficial owner of the common stock beneficially owned by Welsh Carson and described in note 15 below.

(8)
Includes options to purchase 42,000 shares of common stock which are exercisable within 60 days of April 14, 2004. Mr. de Nicola is a partner of Welsh, Carson, Anderson & Stowe and certain of its affiliates and may be deemed to be the beneficial owner of the common stock beneficially owned by Welsh Carson and described in note 15 below.

(9)
Includes options to purchase 42,000 shares of common stock which are exercisable within 60 days of April 14, 2004. Mr. Minicucci is a partner of Welsh, Carson, Anderson & Stowe and certain of its affiliates and may be deemed to be the beneficial owner of the common stock beneficially owned by Welsh Carson and described in note 15 below.

(10)
Includes options to purchase 28,500 shares of common stock, which are exercisable within 60 days of April 14, 2004.

(11)
Includes options to purchase 42,000 shares of common stock, which are exercisable within 60 days of April 14, 2004. Mr. Finkelman has disclaimed all beneficial ownership of such options.

(12)
Includes options to purchase 42,000 shares of common stock, which are exercisable within 60 days of April 14, 2004.

(13)
Includes options to purchase 42,000 shares of common stock, which are exercisable within 60 days of April 14, 2004. Mr. Soll has disclaimed all beneficial ownershiop of such options.

(14)
Includes options to purchase an aggregate of 2,147,006 shares of common stock which are exercisable within 60 days of April 14, 2004 held by Messrs. Parks, Szeftel, Beltz, Heffernan, Kubic, Scullion, Tucker, Utay, Anderson, de Nicola, Minicucci, Ballou, Finkelman, Jensen and Soll.

(15)
Includes 2,693,049 shares of common stock held by Welsh, Carson, Anderson & Stowe VI, L.P., 9,204,942 shares of common stock held by Welsh, Carson, Anderson & Stowe VII, L.P., 17,790,349 shares of common stock held by Welsh, Carson, Anderson & Stowe VIII, L.P., 148,766 shares of common stock held by WCAS Information Partners L.P., 268,398 shares of common stock held by WCAS Capital Partners II L.P., 655,555 shares of common stock held by WCAS Capital Partners III L.P., 233,919 shares of common stock held by Patrick J. Welsh, 11,111 shares of common stock held by Carol Ann Welsh FBO Eric Welsh U/A dtd 11/26/84, 11,111 shares of common stock held by Carol Ann Welsh FBO Randall Welsh U/A dtd 11/26/84, 11,111 shares of common stock held by Carol Ann Welsh FBO Jennifer Welsh U/A dtd 11/26/84, 345,141 shares of common stock held by Russell L. Carson, 498,881 shares of common stock held by Bruce K. Anderson, 104,075 shares of common stock held by Thomas E. McInerney, 75,525 shares of common stock held by McInerney/Gabrielle Family Limited Partnership, 159,846 shares of common stock held by Robert A. Minicucci, 49,838 shares of common stock held by Anthony J. de Nicola, 22,685 shares of common stock held by Paul B. Queally, 3,852 shares of common stock held by D. Scott Mackesy, and 1,866 shares of common stock held by Jonathan Rather. The individual general partners or managing members of the sole general partners of the above listed Welsh Carson limited partnerships include some or all of Bruce K. Anderson, Anthony J. de Nicola, Robert A. Minicucci, Partick J. Welsh, Russell L. Carson, Thomas E. McInerney, Paul B. Queally, Jonathan M. Rather, John D. Clark, James R. Matthews, Sanjay Swani and D. Scott Mackesy. Bruce K. Anderson and Thomas E. McInerney are the general partners of the general partnership that is the sole general partner of WCAS Information Partners, L.P. Each of the persons listed in this note may be deemed to be the beneficial owner of the common stock owned by the limited partnerships of whose general partner he or she is a general partner.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        On April 30, 2003, we completed a public offering of 10,350,000 shares of our common stock at $19.65 per share. Seven million of the shares were sold by Limited Commerce Corp. and the remaining 3,350,000 shares were sold by us. On November 5, 2003, we facilitated a secondary public offering of 8,663,382 shares of our common stock at $26.95 per share on behalf of Limited Commerce Corp. and two affiliated entities of Welsh Carson. We received none of the proceeds from the secondary offering. Following the secondary offering, Limited Commerce Corp. no longer owns any of our capital stock.

Transactions With Welsh, Carson, Anderson & Stowe

        Welsh, Carson, Anderson & Stowe VI, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., Welsh, Carson, Anderson & Stowe VIII, L.P., WCAS Capital Partners II, L.P., WCAS Capital Partners III, L.P., WCAS Information Partners, L.P. and various individuals who are limited partners of the Welsh Carson limited partnerships beneficially owned approximately 40.3% of our outstanding common stock as of April 14, 2004. The individual partners of the Welsh Carson limited partnerships include Bruce K. Anderson, Anthony J. de Nicola and Robert A. Minicucci, each of whom is currently a member of our board of directors. Messrs. Anderson and Minicucci will continue as members of our board of directors after the 2004 annual meeting of stockholders.

        In September 1998, we issued 655,556 shares of common stock to WCAS Capital Partners III, L.P. and issued a 10% subordinated note to WCAS Capital Partners III, L.P. in the principal amount of $52.0 million to finance, in part, the acquisition of Harmonic Systems Incorporated, whose operations have been integrated into ADS Alliance Data Systems, Inc. Principal on the note was due in two equal installments on September 15, 2007 and September 15, 2008. Interest was payable semi-annually in arrears on each March 15 and September 15. This note was repaid in full in April 2003.

Transactions With Limited Brands

        As of November 5, 2003, Limited Commerce Corp. no longer beneficially owns any of our common stock. Limited Commerce Corp. is indirectly owned by Limited Brands, which, together with its retail affiliates, is our largest customer. Messrs. Soll and Finkelman currently serve on our board of directors as designees of Limited Brands.

        Limited Brands operates through a variety of retail and catalog affiliates that operate under different names, including Bath & Body Works, The Limited Stores, Henri Bendel, Victoria's Secret Catalogue, Victoria's Secret Stores, Express Women's and Express Men's. Many of these affiliates have entered into credit card program agreements with our wholly owned subsidiary, World Financial Network National Bank. These affiliates of Limited Brands represented approximately 16.3% of our 2003 consolidated revenue and 29.0% of the receivables in our trust portfolio as of December 31, 2003. We received total revenues from Limited Brands and its retail affiliates of $43.5 million during 2001, $44.4 million during 2002, and $48.8 million during 2003.

        Pursuant to credit card program agreements with those affiliates of Limited Brands, World Financial Network National Bank provides credit card program services and issues private label credit cards on behalf of the businesses. World Financial Network National Bank is obligated to issue credit cards to any customer of a Limited Brands affiliate who applies for a credit card, meets World Financial Network National Bank's credit standards, and agrees to the terms and conditions of World Financial Network National Bank's standard form of credit card agreement. Under these agreements, World Financial Network National Bank pays the business an amount equal to the amount charged by the business's customers using the private label credit card issued by World Financial Network National Bank, less a discount, which varies among agreements. World Financial Network National Bank assumes the credit risk for these credit card transactions. Payments are, at times, also made to World Financial Network National Bank for special programs and reimbursement of certain costs.

        The current program agreements were entered into in August 2002 and expire in August 2009. These agreements give the businesses termination rights under limited circumstances, including the ability to terminate these contracts under certain circumstances if after August 29, 2003 merchant fees exceed certain levels.

        In general, World Financial Network National Bank owns information relating to the holders of credit cards issued under these agreements, but World Financial Network National Bank is prohibited from disclosing information about these holders to any third party that Limited Brands determines competes with Limited Brands or its affiliated businesses.

        We periodically engage in projects for various retail affiliates of Limited Brands to provide database marketing programs that are generally short-term in nature. In August 2003, our subsidiary, ADS Alliance Data Systems, Inc., entered into a marketing database services agreement with Limited Brands. Under this agreement, we agreed to provide an information database system capable of capturing certain consumer information when a consumer makes a purchase at Bath & Body Works, The Limited Stores, Express, which includes Express Men's and Express Women's, and Victoria's Secret Stores, and to provide database marketing services. Under the agreement, we have the right to license data provided to us by affiliates of Limited Brands under the agreement, subject to the privacy policies of Limited Brands and their consent. However, we are prohibited from disclosing or licensing any of this information to third parties who, in the sole judgment of Limited Brands, compete with affiliates or subsidiaries of Limited Brands. We are required to share revenues generated by the licensing of such data with Limited Brands. This agreement expires 42 months after August 1, 2003, subject to certain automatic renewal provisions, but can be terminated earlier by Limited Brands.

Stockholders Agreement

        Under a stockholders agreement, entered into in June 2001 in connection with our initial public offering, and amended on April 9, 2003, the Welsh Carson affiliates have two demand registration rights, as well as "piggyback" registration rights. The demand rights enable the Welsh Carson affiliates to require us to register the shares of our common stock that they own with the SEC at any time. The piggyback rights allow the Welsh Carson affiliates to register the shares of our common stock that they own along with any shares that we register with the SEC. These registration rights are subject to customary conditions and limitations, including the right of the underwriters of an offering to limit the number of shares.

        Under the stockholders agreement, the size of our board of directors is set at nine. Welsh Carson has the right to designate up to three nominees for election to the board of directors as long as it owns more than 20% of our common stock. Messrs. Minicucci, Anderson and de Nicola are the current designees of Welsh Carson, whose terms expire in 2006, 2005 and 2004, respectively. Assuming the stockholders approve Proposal One: The Election of Directors, Welsh Carson will have two designees serving on the board of directors.

Loans to Executive Officers

        In the first quarter of 2001 and 2002, we extended loans to our executive officers to assist them in paying income taxes resulting from the vesting in those years of performance-based restricted stock grants. These loans accrue interest at a rate of 4.96% and 4.43%, respectively, mature on February 28,

2006, and are secured by a pledge of the associated restricted stock. The executive officers that have at least $60,000 outstanding under these loans as of December 31, 2003 are:

	Balance as of December 31, 2003
J. Michael Parks	$248,880	(1)
Edward J. Heffernan	$72,590
Michael A. Beltz	$72,590
Dwayne H. Tucker	$72,590

(1)
Mr. Parks repaid his loan in full in March 2004.

        In addition, in the second quarter of 2001 and the first quarter of 2002, we extended loans to John W. Scullion that mature on March 9, 2006 and bear interest at a rate that fluctuates with a prescribed rate under the Canadian Income Tax Act. As of December 31, 2003, the effective interest rate under Mr. Scullion's loan was 3.0% and the aggregate balance outstanding was $116,680. Mr. Scullion repaid his loans in full in April 2004. In accordance with the provisions of the Sarbanes-Oxley Act of 2002, we will no longer make or arrange for loans to our executive officers or directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC and the New York Stock Exchange. Our directors, executive officers, and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all section 16(a) forms they file. Based solely on a review of the copies furnished to us and representations from our directors and executive officers, we believe that all section 16(a) filing requirements for the year ended December 31, 2003 applicable to our directors, executive officers, and greater than 10% beneficial owners were satisfied with the exception of three Forms 4 filed five days late under the new two business day filing rule on behalf of Bruce K. Anderson, Anthony J. de Nicola and Robert A. Minicucci. The Forms 4 were filed on July 3, 2003 to report transactions that occurred on June 24, 2003. Based on written representations from our directors and executive officers, we believe that no Forms 5 for directors, executive officers and greater than 10% beneficial owners were required to be filed with the SEC that have not been filed for the period ended December 31, 2003.

INCORPORATION BY REFERENCE

        With respect to any filings with the SEC into which this proxy statement is incorporated by reference, the material under the headings "Compensation Committee Report on Executive Compensation," "Report of the Audit Committee" and "Performance Graph" shall not be incorporated into such filings.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. Nevertheless, each stockholder will receive a separate proxy card. This practice, known as "householding," is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented and will send one copy of our annual report and proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will send a copy upon written or oral request to our transfer agent, EquiServe Trust Company N.A. at 150 Royalle Street, Canton, Massachusetts 02021.

OTHER MATTERS

        The board of directors knows of no matters that are likely to be presented for action at the annual meeting other than the election of directors previously described. If any other matter properly comes before the annual meeting for action, it is intended that the persons named in the accompanying proxy and acting hereunder will vote or refrain from voting in accordance with their best judgment pursuant to the discretionary authority conferred by the proxy.

                      By order of the Board of Directors

                      J. Michael Parks
                      Chairman of the Board of Directors
                      Chief Executive Officer

April 29, 2004
Dallas, Texas

DETACH HERE ZADSC2

ALLIANCE DATA SYSTEMS CORPORATION ANNUAL MEETING OF STOCKHOLDERS Tuesday, June 8, 2004 Alliance Data Systems Corporation	proxy

This Proxy is solicited by the Board of Directors of Alliance Data Systems Corporation for use at the Annual Meeting on June 8, 2004

By signing this proxy, you revoke all prior proxies and appoint Edward J. Heffernan and Michael D. Kubic, and each of them, with each having the full power to appoint his substitute, to represent and to vote all the shares of Common Stock of Alliance Data Systems Corporation you held in your account on April 14, 2004 at the Annual Meeting of Stockholders of Alliance Data Systems Corporation, and any adjournment or postponement of such meeting, in the manner specified on the other side of this proxy. In their discretion, Mr. Heffernan and Mr. Kubic are also authorized to vote upon such other matters as may properly come before the meeting. Management presently is not aware of any such matters to be presented for action.
See reverse for voting instructions.

ALLIANCE DATA SYSTEMS CORPORATION
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet		Vote-by-Telephone
Log on to the Internet and go to http://www.eproxyvote.com/ads	OR	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

-------------------------------------------------------------------------------------------------------------------------------------

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL                                                     ZADSC1

☒	Please mark votes as in this example.
The Board of Directors Recommends a Vote FOR Item 1.			#ADS
1.	Election of Directors:
	Nominees: (01) (02) (03)	Lawrence M. Benveniste D. Keith Cobb Kenneth R. Jensen
	FOR ALL	WITHHOLD ALL
☐	☐	IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. MANAGEMENT PRESENTLY IS NOT AWARE OF ANY SUCH MATTERS TO BE PRESENTED FOR ACTION.

FOR ALL EXCEPT	☐	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the space provided above.)

Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should indicate title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Signature: Date: Signature: Date:

ALLIANCE DATA SYSTEMS CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, June 8, 2004

On the reverse side of this proxy card are instructions for voting on the matters that will be considered at the Annual Meeting of Stockholders to be held on June 8, 2004. Additional information about Alliance Data Systems Corporation and the matters to be voted on are included in our Proxy Statement and 2003 Annual Report.

ALLIANCE DATA SYSTEMS CORPORATION	proxy

PROXY VOTING CARD IN CONNECTION WITH THE ADS STOCK FUND IN THE ALLIANCE DATA SYSTEMS CORPORATION 401(k) AND RETIREMENT SAVINGS PLAN
This proxy is solicited on behalf of the Board of Directors of Alliance Data Systems Corporation.

Shown on the reverse side of this proxy card are the number of shares of Common Stock of Alliance Data Systems Corporation, if any, beneficially held by you in the ADS Stock Fund portion of your 401(k) and Retirement Savings Plan as of April 14, 2004. The number of shares held in the ADS Stock Fund were provided by The 401(k) Company.

By completing and mailing this card in time for delivery before June 4, 2004, you will have voted all of your shares held in the ADS Stock Fund. If you own shares of Common Stock of Alliance Data Systems Corporation outside of this plan, you will receive separate proxy materials that you should complete and return in the envelope provided with those materials.

Voting Authorization for ADS Stock Fund - I hereby appoint The 401(k) Company, as proxy, with the power to appoint its substitute, and hereby authorize them to represent and to vote, as designated below, all the shares of Common Stock of Alliance Data Systems Corporation beneficially held by me in the ADS Stock Fund on April 14, 2004, at the Annual Meeting of Stockholders of Alliance Data Systems Corporation to be held on June 8, 2004, and at any adjournment or postponement thereof, in the manner specified on the reverse side of this proxy card. With respect to the ADS Stock Fund shares, this proxy, when properly executed, will be voted as directed by the undersigned stockholder. If no direction is given, this proxy will not be voted.

(continued, and to be signed and dated, on the reverse side)

DETACH HERE ZAD402
ALLIANCE DATA SYSTEMS CORPORATION	proxy

This proxy is solicited by the Board of Directors of Alliance Data Systems Corporation for use at the Annual Meeting on June 8, 2004

By signing this proxy, you revoke all prior proxies and appoint The 401(k) Company, having the full power to appoint its substitute, to represent and to vote all the shares of Common Stock of Alliance Data Systems Corporation you held in your ADS Stock Fund account on April 14, 2004 at the Annual Meeting of Stockholders of Alliance Data Systems Corporation, and any adjournment or postponement of such meeting, in the manner specified on the other side of this proxy. The 401(k) Company will only vote shares as directed and will not vote those for which no direction is received. All voting instructions must be received by the close of business on June 4, 2004 in order to be included in the tabulation.
See reverse for voting instructions.

ALLIANCE DATA SYSTEMS CORPORATION
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet		Vote-by-Telephone
Log on to the Internet and go to http://www.eproxyvote.com/ads	OR	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

-------------------------------------------------------------------------------------------------------------------------------------

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL                                                     ZAD401

☒	Please mark votes as in this example.
The Board of Directors Recommends a Vote FOR Item 1.			#ADS
1.	Election of Directors:
	Nominees: (01) (02) (03)	Lawrence M. Benveniste D. Keith Cobb Kenneth R. Jensen
	FOR ALL	WITHHOLD ALL
☐	☐	IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. MANAGEMENT PRESENTLY IS NOT AWARE OF ANY SUCH MATTERS TO BE PRESENTED FOR ACTION.

FOR ALL EXCEPT	☐	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the space provided above.)

Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should indicate title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Signature: Date: Signature: Date:

QuickLinks

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2004
PROXY STATEMENT 2004 Annual Meeting of Stockholders To be Held on June 8, 2004
PROPOSAL ONE: ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
REPORT OF THE AUDIT COMMITTEE
DIRECTORS' COMPENSATION
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INCORPORATION BY REFERENCE
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
OTHER MATTERS